Exhibit 23.2
Consent of Ernst & Young LLP, Independent Auditors of Regulus Therapeutics Inc.
     We consent to the use of our report dated February 10, 2011, with respect to the financial statements of Regulus Therapeutics Inc. incorporated by reference into the Registration Statements (Form S-3 Nos. 333-138586, 333-131233, 333-129905, 333-140076 and Form S-8 Nos. 333-127450, 333-116151, 333-148114, 333-157633, 333-165105) and related Prospectus of Alnylam Pharmaceuticals, Inc. included in Alnylam Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
San Diego, California
February 14, 2011